Exhibit 10.20

[SEARS HOLDINGS LETTERHEAD]

March     , 2009

Addendum to

Restricted Stock Award Agreement

2007 Executive Long-Term Incentive Program

[NAME]

[TITLE]

By action of the Compensation Committee of the Board of Directors (“Committee”) of Sears Holdings Corporation (“Company”) in accordance with its authority under the Sears Holdings Corporation 2007 Executive Long-Term Incentive Program (“2007 LTIP”), the restricted stock award (“Stock Award”) previously granted to you under the 2007 LTIP on or after March 5, 2007, and outlined in your “Restricted Stock Award Agreement” (“Award Agreement”), has been converted from a Stock Award to a Target Cash Incentive Award, effective March 12, 2009.

This Addendum constitutes an amendment to your Award Agreement reflecting the terms and conditions of the conversion of your Stock Award to a Target Cash Incentive Award (sometimes referred to as your “substituted Award”). Your Target Cash Incentive Award shall consist of a number of Units equal to the number of shares of Stock (i.e., Sears Holdings Corporation common stock) covered by the original Stock Award to which it corresponds. Each Unit has a value equal as of any date to the value of a share of Stock on that date. Your Target Cash Incentive Award constitutes a commitment by the Company to distribute an amount equal to the number of Units awarded to you multiplied by the fair market value of a share of Stock at the time of distribution, subject to satisfaction of all of the terms and conditions described in the 2007 LTIP and the Award Agreement, as amended by this Addendum. Payment of your Target Cash Incentive Award is subject to the same performance goals and criteria, vesting requirements and other terms and conditions as your original Stock Award, and if payable will generally be paid at the same time as your Stock Award would have been distributed. It is intended that the amount distributed, if any, in connection with a substituted Award will be identical to the amount, if any, that would have been distributed under your original Stock Award; provided that such substituted Award will be satisfied by distribution in the form of cash, unless the Committee in its discretion decides to settle such Award in Stock. For all purposes of the 2007 LTIP, the date of grant of your substituted Award is deemed to be the date of grant of the original Award to which it corresponds. It is intended that the performance period and goals, the limitations on individual Awards, the definition of EBITDA and all other economic terms and conditions of the Plan and Award Agreement (except as provided herein) remain identical for substituted Awards as for the original Stock Awards. As in the case of your original Stock Award, you must be actively employed on the initial payment date for any portion of your Award to vest.

The following describes in greater detail the terms of your substituted Award.

Vesting Dates

Units will vest based on when the performance goal of the LTIP is achieved. Your Units will be forfeited if you leave the Company before the vesting dates, subject to the exceptions described below.

If Performance Goal is achieved during fiscal years 2007, 2008, or 2009

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If the fair market value of a share of Stock, based on the closing share price on the last business day of fiscal year 2009, is greater than the fair market value of a share of Stock on your grant date, a portion of your total Units equal to the grant value of your original Stock Award, divided by the closing price of a share of Stock on the last business day of fiscal year 2009, rounded down to the nearest whole Unit, will vest and be paid within two and one-half months after fiscal year end 2009 (i.e., the “2009 initial payment date”); provided that you are actively employed on the 2009 initial payment date. Remaining unvested Units will vest in two equal installments on the subsequent payment dates following the 2010 and 2011 fiscal years, respectively (i.e., two and one half months after the close of the fiscal year), if you are actively employed on such payment dates. Notwithstanding the forgoing, if you meet one of the special vesting events (described below) after the 2009 initial payment date, you will be paid your remaining restricted shares within two and one half months after such vesting event.

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If the fair market value of a share of Stock, based on the closing share price on the last business day of fiscal year 2009, is less than or equal to the fair market value of a share of Stock on your grant date, all of your Units will vest and be paid within two and one half months after the fiscal year end 2009; provided you are actively employed on such payment date.

If Performance Goal is achieved during fiscal year 2010, but not in fiscal years 2007, 2008, or 2009

Upon determination that the performance goal was not achieved in fiscal years 2007, 2008, or 2009, one half of the Units granted will forfeit effective as of the last day of fiscal year 2009. The remaining Units shares may vest as described below.

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If the fair market value of a share of Stock, based on the closing share price on the last business day of fiscal year 2010, is greater than the fair market value of a share of Stock on your grant date, a portion of your remaining non-forfeited Units equal to the grant value of your original Stock Award, divided by the closing price of a share of Stock on the last business day of fiscal year 2010, rounded down to the nearest whole Unit, will vest within two and one-half months after fiscal year end 2010 (i.e., the “2010 initial payment date”); provided that you are actively employed on the 2010 initial payment date. Remaining unvested Units will vest and be paid on the subsequent payment date following the 2011 fiscal year (i.e., two and one half months after the close of the fiscal year) if you are actively employed on such payment date. Notwithstanding the forgoing, if you meet one of the special vesting events (described below) after the 2010 initial payment date, you will be paid your remaining restricted shares within two and one half months after such vesting even.

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If the fair market value of a share of Stock, based on the closing price of a share of Stock on the last business day of fiscal year 2010, is less than or equal to the fair market value of a share of Stock on your grant date, all of your remaining Units (i.e., the non-forfeited portion) will vest and be paid within two and one half months after the fiscal year end 2010; provided you are actively employed on such payment date.

Termination of Employment – Special Vesting Events

In the event that you voluntarily terminate your employment with the Company (other than for retirement or good reason) or if you are involuntarily terminated with cause or due to poor performance, you will forfeit any outstanding Units, in accordance with the LTIP. If, after the applicable initial payment date (i.e., the 2009 or 2010 initial payment date) and before a subsequent payment date with respect to any remaining shares, you become eligible to retire or terminate your employment due to (a) death, (b) disability, (c) a voluntary termination for good reason or (d) an involuntary termination for job elimination and without cause, in accordance with the LTIP, you will be deemed to be vested in the remaining unvested Units, and the shares will be paid to you within two and a half months after such vesting date.

Tax and Ownership Rights

If all or a portion of your Cash Incentive Award becomes payable, the amount payable to you, whether paid in cash or stock, is taxable as wages when paid and will be subject to federal income tax at ordinary rates and to social security tax and their respective withholding requirements, and may be subject to state and local taxes and withholding requirements. The Company will require you to pay withholding taxes due at the time such amount is paid, which taxes will be payable in cash, unless at the Committee’s discretion Cash Incentive Awards are settled in Stock. In the latter case, at the Committee’s option, withholding taxes may be payable in shares equal to the taxes due at the time the Award is paid. If the Company withholds shares equal to any required withholding from shares of Stock, such shares shall be valued at their fair market value on the date such shares would otherwise be paid. The fair market value of a share of Stock of the Company on any date shall be the reported closing price on that date for such share on the principal securities exchange or market on which the shares are then listed or admitted to trading or, if the Company’s common shares are not traded on that date, on the next preceding date on which Stock was traded.

If you are an officer of the Company who is subject to Section 16(b) of the Securities Exchange Act of 1934, any shares withheld to satisfy such tax withholding requirements may be subject to certain restrictions and reporting requirements.

Units may not be sold, transferred, pledged or otherwise assigned and shall be automatically canceled upon termination of your employment with the Company and its wholly-owned subsidiaries unless you meet one of the termination-related special vesting events described above.

No physical certificates for your Units will be issued to you. Instead, your Units will be evidenced on the books and records of the Company, or otherwise, as determined by the Company. In the event that the Company were to declare a dividend on its Stock, you are entitled to receive a dividend equivalent with respect to your Units, to be paid on the date that is thirty (30) days after such dividend is paid to shareholders. You will not be entitled to dividend equivalents with respect to record dates occurring prior to the date that the Units are granted to you or on or after the date you forfeit your Units.

This award is subject to all of the applicable terms and conditions of the LTIP and the 2006 Stock Plan, and it is subject to adjustment as provided in the LTIP and the 2006 Stock Plan.

Sears Holdings Corporation

/s/ William R. Harker
Senior Vice President, Human Resources,
General Counsel and Corporate Secretary

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